Exhibit 10.19

                    PETROLEUM HELICOPTERS, INC.
               OFFICER DEFERRED COMPENSATION PLAN


     1. Purpose. The purpose of the Officer Deferred Compensation Plan (the "Plan") of Petroleum Helicopters, Inc., a Louisiana corporation ("PHI"), is to provide certain officers of PHI (the "Officers") designated by the Compensation Committee of the Board of Directors of PHI (the "Committee") with an opportunity to defer their compensation in order to assist in their individual financial planning.

     2. Effective Date and Term of Plan. The Plan shall be effective as of May 31, 1995 and shall remain in effect until terminated by the Board of Directors or the Committee.

     3. Plan Administration. The Plan shall be administered by the Committee. The Committee shall have full and final authority to interpret the Plan, adopt, amend and rescind rules and regulations relating to the Plan, and make all other determinations and take all other actions necessary and advisable for the administration of the Plan.

     4.   Deferral of Compensation.

          4.1 Deferral Elections. Each Officer may elect to defer to his or her deferred compensation account up to 25% of salary in one percent increments and 100% of any bonus received for services provided to the Company ("Compensation") in one percent increments up to twenty-five percent and five percent increments thereafter. An election to defer Compensation hereunder shall be made by means of a Deferral Election Form in the form attached. For calendar year 1995, an Officer may defer Compensation to be paid to the Officer following receipt of the Deferral Election Form by the Committee, if the Deferral Election Form is received by the Committee on or before June 30, 1995. Deferrals of Compensation for subsequent years will only be effective with respect to salary if the Deferral Election Form is received by the Committee prior to the beginning of the calendar year for which the salary will be paid and with respect to bonus if the Deferral Election Form is received by the Committee prior to the beginning of the fiscal year of the Company for which the bonus will be paid.

          4.2 Revocation of Elections. An Officer may revoke an election made pursuant to Section 4.1 with respect to deferrals of Compensation to be earned in the future following receipt of the written revocation by the Committee and subject to such other rules as may be established by the Committee. If an Officer revokes an election to defer, the Officer may not again participate in the Plan in the year for which the deferral election was revoked.

     5.   Deferred Compensation Accounts

          5.1 Establishment of Accounts. A deferred compensation account shall be established on PHI's books for each Officer who executes a Deferral Election Form. PHI has no obligation to fund a participant's deferred compensation account.

          5.2 Crediting of Deferrals. An Officer's deferred compensation account shall be credited with that portion of the Officer's Compensation that the Officer has elected to defer to his or her deferred compensation account pursuant to Section 4.1 as of the date such Compensation would otherwise have been paid to the Officer.

          5.3 Crediting Income. Each deferred compensation account shall be credited with an amount of interest as of the last day of each month determined by applying to the weighted average balance of such account during such month an annual rate of interest equal to the sum of (i) the representative prime rate published in the Wall Street Journal for the nation's largest banks on the last business day of such month plus (ii) two (2%) percent (the "Adjusted Prime Rate"). In the event a distribution is made from a deferred compensation account other than on the last day of a month, interest shall be credited for such partial month through the date of distribution by applying the Adjusted Prime Rate on the last business day prior to the distribution to the weighted average balance of such account during such partial month.

          5.4 Distribution of Accounts. Amounts credited to an Officer's deferred compensation account shall be distributed in either a single lump sum or annual installments (not to exceed twenty), as designated by the Officer in his or her applicable Deferral Election Form. Distribution of a deferred compensation account shall be made (in the case of a lump sum payment) or commence (in the case of installment payments) thirty days following the date chosen by the Officer, which must be at least one year following the date of the Deferral Election Form or, if earlier, thirty days following the date the Officer ceases to be employed by the Company, other than as a result of death. If an Officer elects to have his or her deferred compensation account distributed in installments, the amount of the first installment shall be a fraction of the value of the Officer's deferred compensation account, the numerator of which is one and denominator of which is the total number of installments elected, and the amount of each subsequent installment shall be a fraction of the value on the date preceding each subsequent payment, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid.

          5.5   Distribution  Upon Death.  In the  event  of  the
death of an Officer prior to the distribution of his or her deferred compensation account in full, the value of such deferred compensation account shall be determined as of the day immediately following the Officer's death and such amount shall be distributed in a single lump sum payment to the Officer's estate as soon as administratively feasible thereafter.

          5.6 Statement of Account. At least once per year, each Officer who has executed a Deferral Election Form shall be provided with a statement of his or her deferred compensation account.

          5.7   Officer's  Rights Unsecured.  The  right  of  any
Officer to receive future distributions under the provisions of this Section 5 shall constitute an unsecured claim against the general assets of the Company.

     6. No Right to Continue as an Officer. Neither the Plan nor any action taken pursuant to the Plan, shall constitute evidence of any agreement or understanding, express or implied, that PHI will retain a participant as an employee for any period of time, or at any particular rate of compensation.

     7. Amendment, Modification, and Termination. The Committee or the Board may at any time terminate, amend or modify the Plan. No amendment, modification or termination of the Plan shall in any manner adversely affect the rights of any participant with respect to amounts that have been credited to a deferred compensation account.

     8. Non-alienation of Benefits. Other than with regard to the death of an Officer, no benefit shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void. No such benefit shall, prior to receipt by the Officer, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Officer.

     9. Choice of Law. The laws of the State of Louisiana shall govern the Plan, to the extent not preempted by federal law.

                                   PETROLEUM HELICOPTERS, INC.



                                   By:  /s/ Carroll W. Suggs
                                   _________________________
                                         Carroll W. Suggs
                                         Chairman of the Board, President
                                         and Chief Executive Officer

ATTEST:




Secretary

   [CORPORATE SEAL]